SPACEDEV, INC. AND SUBSIDIARY
                         -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                   Index To Consolidated Financial Statements

                                                                            Page
                                                                            ----

Independent auditors' report................................................ F-2

Consolidated balance sheet, December 31, 1997............................... F-3

Consolidated statement of Operations, August 22, 1997
   (inception) through December 31, 1997.................................... F-4

Consolidated statement of Shareholders' Equity,
   August 22, 1997 (inception) through December 31, 1997.................... F-5

Consolidated statement of Cash Flows, August 22, 1997
   (inception) through December 31, 1997.................................... F-6

Summary of Significant Accounting Policies.................................. F-7

Notes to Consolidated Financial Statements.................................. F-9

To the Board of Directors
SpaceDev, Inc. and subsidiary (formerly
    Pegasus Development Group, Inc.)

                          INDEPENDENT AUDITORS' REPORT

We have audited the balance sheet of SpaceDev Inc. and subsidiary (formerly Pegasus Development Group, Inc.) (a development stage, company) as of December 31, 1997 and the related statements of operations, shareholders' equity and cash flows for the period from August 22, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion,

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of SpaceDev, Inc. and subsidiary, as of December 31, 1997 and the results of its operations and its cash flows for the period from August 22, 1997 (inception) through December 31, 1997 in conformity with generally accepted accounting principles.




Cordovano and Harvey, P.C.
Denver, Colorado
January 30, 1998

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE C0MPANY)

                           Consolidated Balance Sheet
                               December 31, 1997


                                     ASSETS

CASH...............................................................   $ 148,095
ORGANIZATION COSTS, less accumulated
  amortization of $260.............................................       1,040
                                                                      ----------
                                                                      $ 149,135
                                                                      ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Accounts payable.................................................   $  28,561
  Accrued liabilities..............................................       3,000
                                                                      ----------
                                                 TOTAL LIABILITIES       31,561
                                                                      ----------
SHAREHOLDERS' EQUITY (Note B)
  Preferred stock, $.001 par value, 10,000,000 shares
    authorized, 82,450 issued and outstanding......................   $      82
  Common stock, $.0001 par value, 25,000,000 shares
    authorized, 1,755,000 issued and outstanding...................         176
  Additional paid-in capital.......................................     300,974
  Deferred compensation (Note D)...................................    (250,000)
  Outstanding stock options (Note D)...............................     971,333
  Deficit accumulated during the development stage.................    (904,991)
                                                                      ----------
                                        TOTAL SHAREHOLDERS' EQUITY      117,574
                                                                      ----------
                                                                      $ 149,135
                                                                      ==========


    See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                      Consolidated Statement of Operations
              August 22, 1997 (inception) through December 31, 1997


COSTS AND EXPENSES
  Consulting.......................................................   $ 307,563
  Compensation (Note D)............................................     500,000
  Public relations.................................................      33,261
  Investor relations...............................................       7,525
  Travel...........................................................      11,012
  Professional services............................................      35,641
  Filing fees......................................................       6,205
  Other............................................................       5,887
                                                                      ----------
                                                      INCOME TAXES     (907,094)

NONOPERATING INCOME
  Interest income..................................................       2,103
                                                                      ----------
                                      NET LOSS BEFORE INCOME TAXES     (904,991)

INCOME TAXES (Note C)
  Income tax benefit...............................................     311,197
  Income tax, deferred.............................................    (311,197)
                                                                      ----------
                                                          NET LOSS    $(904,991)
                                                                      ==========
Weighted average common shares outstanding
  (See Summary of significant Accounting Policies).................   1,755,000
                                                                      ==========

Net loss per common share..........................................   $   (0.52)
                                                                      ==========

         See accompanying summary of significant accounting policies and notes to consolidated financial statements.
                                       F-4


                                         SPACEDEV, INC. AND SUBSIDIARY
                                         -----------------------------
                                  (formerly Pegasus Development Group, Inc.)
                                         (A DEVELOPMENT STAGE COMPANY)

                                Consolidated Statement of Shareholders' Equity

                             August 22, 1997 (inception) through December 31, 1997


                                                                                                                Deficit
                                                                                                              Accumulated
                                Preferred Stock       Common Stock      Additional               Outstanding     During
                            --------------------- ---------------------  Paid-in      Deferred      Stock     Development
                              Shares     Amount     Shares      Amount   Capital    Compensation   Options       Stage      Total
                            ---------- ---------- ---------- ---------- ----------  ------------ -----------  ----------- ----------
Balance, August 22, 1997
  (Inception)..............         -  $       -          -  $       -  $       -   $         -  $        -   $        -  $       -

Shares issued for cash.....    82,450         82          -          -    299,918             -           -            -    300,000

Reverse acquisition of
  SpaceDev (Note A)........         -          -  1,755,000        176      1,056             -           -            -      1,232

Common stock options
  issued for compensation
  (Note D).................         -          -          -          -          -             -     500,000            -    500,000

Common stock options
  issued for deferred
  compensation (Note D)....         -          -          -          -          -      (250,000)    250,000            -          -

Common stock options
  issued for services
  (Note D).................         -          -          -          -          -             -     221,333            -    221,333

Net loss for the period....         -          -          -          -          -             -           -     (904,991)  (904,991)
                            ---------- ---------- ---------- ---------- ----------  ------------ -----------  ----------- ----------

Balance, December 31,
  1997.....................    82,450  $      82  1,755,000  $     176  $ 300,974   $  (250,000) $  971,333   $ (904,991) $ 117,574
                            ========== ========== ========== ========== ==========  ============ ===========  =========== ==========


* Restated from 1,000,000 (see Note A).

         See accompanying summary of significant accounting policies and notes to consolidated financial statements.
                                       F-5

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                      Consolidated Statement of Cash Flows
              August 22, 1997 (inception) through December 31, 1997

OPERATING ACTIVITIES
  Net loss........................................................  $  (904,991)
                                                                    ------------
  Transactions not requiring cash:
    Reverse acquisition of SpaceDev (Note A)......................          149
    Amortization..................................................           43
    Stock options issued for compensation (Note D)................      500,000
    Stock options issued for services (Note D)....................      221,333

  Changes in current liabilities:
    Accounts payable and accrued expenses.........................       31,561
                                                                    ------------
                                                NET CASH (USED IN)
                                              OPERATING ACTIVITIES     (151,905)
                                                                    ------------


FINANCING ACTIVITIES
  Issuance of preferred stock.....................................      300,000
                                                                    ------------
                                              NET CASH PROVIDED BY
                                              FINANCING ACTIVITIES      300,000
                                                                    ------------

                         NET INCREASE IN CASH AND CASH EQUIVALENTS      148,095

Cash and cash equiva1ents, beginning of period....................            -
                                                                    ------------

                          CASH AND CASH EQUIVALENTS, END OF PERIOD  $   148,095
                                                                    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest........................................................  $         -
  Income taxes....................................................  $         -


        See accompanying summary of significant accounting policies and notes to consolidated financial statements.
                                       F-6

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                   Summary of Significant Accounting Policies
                                December 31, 1997

Principles of consolidation
---------------------------
The accompanying consolidated financial statements include the amounts of SpaceDev, Inc., a Colorado corporation (the Company), and its wholly-owned subsidiary, SpaceDev, a Nevada corporation. Intercompany balances and transactions have been eliminated in consolidation.

Development stage company
-------------------------
The Company is in the development stage in accordance with Statement of Financial Accounting Standard (SFAS) No. 7.

Use of estimates
----------------
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash equivalents
----------------
For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Organization costs and amortization
-----------------------------------
Organization costs are recorded at cost. Amortization is calculated by the straight-line method over a period of sixty months.

Income Taxes
------------
Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible, when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                   Summary or Significant Accounting policies
                                December 31, 1997

Stock--based compensation
-------------------------
In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The Company adopted SFAS 123 in 1997. The Company has elected to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and has provided pro forma disclosures as if the fair value based method prescribed SFAS 123 had been utilized.

Stock options to non-employees
------------------------------
The Company has valued its stock options issued to non-employees at fair value in accordance with the accounting prescribed in SFAS 123 which states that all transactions in which goods or services are received for the issuance of equity instruments shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Net loss per common share
-------------------------
Net loss per common share has been computed on the basis of the weighted average number of shares outstanding, according to the rules of the Securities and Exchange Commission. Such rules require that any stock sold at a nominal value, as compared to a public offering, should be considered outstanding for all periods presented.

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                   Notes to Consolidated Financial Statements
                                December 31, 1997

Note A: Nature of organization
        ----------------------
        The Company was incorporated under the laws of Colorado on December 23, 1996 as Pegasus Development Group, Inc. (PDGI). The principal activities from inception have been organizational matters and the sale and issuance of shares of its $.0001 par value common stock and $.001. par value preferred stock as part of a public stock offering and the execution of a stock acquisition agreement.

        PDGI was originally formed for the purpose of entering the real estate industry. However, on October 22, 1997, the PDGI acquired 100 percent, or 1,000,000 shares, of SpaceDev's $.00l par value common stock from SpaceDev, LLC in exchange for 82,450 shares of the Company's $.001, par value convertible, preferred stock. Each share of preferred stock is convertible to 100 shares of common stock at the option of the holder of the preferred stock. As a result of the merger, SpaceDev became a wholly-owned subsidiary of PDGI. Following the merger, the former shareholders of SpaceDev owned a majority of the outstanding common stock of the PDGI, after giving effect to the conversion privilege of the preferred stock which are convertible into 8,245,000 shares of common stock. Upon completion of the merger, PDGI changed its name to SpaceDev, Inc. In addition, a new slate of officers and directors has been elected. The Company's activities are now focused to engage in the development and commercialization of routine space exploration.

        The accompanying financial statements, prior to the merger, are those of SpaceDev. See also, the separate financial statements of PDGI prior to the merger.

        For accounting purposes, the transaction has been accounted for as a recapitalization of SpaceDev with SpaceDev as the acquirer (reverse acquisition). Since SpaceDev had, prior to the recapitalization, minimal assets, the recapitalization has been accounted for as the sale of 1,755,000 shares for net assets of $1,232.

        SpaceDev preferred shares reflected in the financial statements have been restated based upon the exchange rates of preferred stock issued in connection with the acquisition.

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                   Notes to Consolidated Financial Statements
                                December 31, 1997

Note B: Shareholder's equity
        --------------------
        On November 21, 1997, the shareholders approved an amendment to the Company's Articles at Incorporation which increased the aggregate number of shares which the Company has authority to issue to 35,000,000 (10,000,000 shares of preferred stock at $.001 par value and 25,000,000 shares of common stock at $.0001 par value).

Note C: Income taxes
        ------------
        A reconciliation of the U.S. statutory federal income tax rate to the effective rate follows for the period ended December 31, 1997:

             U.S. statutory federal rate.......................    34.0%
             State income tax rate.............................     5.0%
             Net operating loss for which no tax
               benefit is currently available..................   (39.0%)
                                                                 --------
                                                                      -%
                                                                 ========

        At December 31, 1997 deferred taxes consisted of the following:

             Deterred tax asset,
                 net operating lose carryforward............  $  311,197
             Valuation allowance............................    (311,197)
                                                              -----------
             Net deferred taxes.............................  $        -
                                                              ===========

        The valuation allowance offsets the net deferred tax asset for which there is no assurance or recovery. The change in the valuation allowance for the period ended December 31, 1997 totalled $311,197. Net operating loss carryforwards will expire in 2012.

        The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced, reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                   Notes to Consolidated Financial Statements
                                December 31, 1997


Note D: Stock options
        -------------
        Options for services
        On October 23, 1997, the Company entered into three agreements to grant options to purchase common stock restricted under Securities Exchange commission Rule 144 in consideration for consulting services. The options were granted for a total of 572,700 shares of the Company's $.0001 par value common stock with an exercise price of $.066 per share. All of the option were exercisable at December 31, 1997 and each option expires on October 21, 2002. No options were exercised during the period ended December 31, 1997.

        Based on the use of the Black--Scholes option pricing model, the fair value of the stock options issued for the services was $221,333. As a result, the Company recognized $221,333 in consulting services related to the issuance of the common stock options.

        Incentive stock option plan
        On November 21, 1997, the Company entered into a five year employment agreement with its president. As part of the employment agreement, the company granted the president options to purchase up to 2,500,000 shares of the Company's $.0001 par value restricted common stock. The options are subject to the following vesting conditions at the exercise prices set forth:

                                                                       Exercise
                  Number                                                 price
                of shares        Vested upon the Company:              per share
                ---------        ------------------------              ---------

                 500,000     Currently vested                          $   1.00
                 500,000     Obtaining $6,500,000 additional           $   1.50
                               equity capital
                 500,000     Financing and executing a                 $   2.00
                               definitive space launch
                               agreement
                 500,000     Launching its initial spacecraft          $   2.50
                 500,000     Spacecraft rendezvous with                $   3.00
                               target asteroid

        All options expire 60 months from the date of the employment agreement.

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                   Notes to Consolidated Financial Statements
                                December 31, 1997

Note D: Stock options, continued
        ------------------------
        A summery of the status of the Company's stock option plan as of December 31, 1997, and the changes during the period ending December 31, 1997 is presented below:

                                                           Number of
                     Fixed Options                           Shares
                     -------------                           ------
                     August 22, 1997...................           -0-
                     Granted...........................    2,500,000
                     Exercised.........................           -0-
                                                          -----------
                     December 31, 1997.................    2,500,000
                                                          ===========

        Exercisable at December 31, 1997...............      500,000

        Each set of options with individual vesting requirements is regarded as a separate fixed option. Therefore, the weighted average value of the options granted is equal to the exercise price.

        As of the grant date, the Company's common stock had a fair market value of $2.00. In accordance with APB 25, the Company recognized $500,000 of compensation expense related to the 500,000 vested stock options exercisable at $1.00 per share and $250,000 in deferred compensation related to the 500,000 stock options exercisable at $1.50 but not vested as of December 31, 1997.

        The Company has adopted the disclosure-only provisions of SFAS 123 under which no compensation cost has been recognized. If the Company had elected to recognize compensation costs based on the fair value on the date of grant for awards in 1997, consistent with the provisions of SPAS 123, net loss and net loss per share would have been increased to the following amounts:

                                                                   1997
                                                                   ----
                     Pro forms net loss.....................   $ 1,268,529
                     Pro forma net loss per share...........   $     (0.72)

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                   Notes to Consolidated Financial Statements
                                December 31, 1997

Note D: Stock options, continued
        ------------------------
        The weighted-average fair values at date of grant for options granted during 1997 were between $1.00 and $3.00 and were estimated using the Black--Scholes option pricing model. The following assumptions were applied: expected dividend yield of -0- percent; expected volatility rate of 30 percent; expected life of 5 years; and a risk-free interest rate of 5.43 percent.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. Because the Company's employee stock-based compensation plan has characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of awards from those plans.

Note E: Concentration of credit risk
        ----------------------------
        The Company maintains its cash balance in one financial institution. The accounts at the institution are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1997, the Company's uninsured cash balance totalled $62,369.

Note F: Commitment
        ----------
        The Company's employment agreement with its president also provides for an annual salary and increases to the salary based on the Company's attainment of certain performance requirements. As of December 31, 1997, the Company had not reached any of the performance requirements and had not accrued any salary expense.

                          SPACEDEV, INC. AND SUBSIDIARY
                          -----------------------------
                   (formerly Pegasus Development Group, Inc.)
                          (A DEVELOPMENT STAGE COMPANY)

                   Notes to Consolidated Financial Statements
                                December 31, 1997


Note G: Subsequent event-acquisition
        ----------------------------
        The Company entered into a Share Acquisition Agreement on February 7, 1998 to acquire Integrated Space Systems, Inc. (ISS). The company acquired 100 percent of the issued and outstanding shares of ISS common stock in exchange for 2,000,000 shares of the Company's .000l par value restricted common stock. Upon closing, the Company shall have two persons identified by ISS to be appointed as members of the board of directors of the Company. After the transaction, approximately 16.7 percent of the issued and outstanding shares of the Company's common stock (including convertible preferred stock) will be held by shareholders of ISS.

Note H: Proposed common stock offering
        ------------------------------
        As of December 31, 1997, the Company was in the process of drafting an offering memorandum in accordance with Rule 504 of Regulation D of the Securities Act of 1933, as amended. The memorandum will offer a minimum of 170,000 and a maximum of 600,000 shares of the Company's $.0001 par value common stock at $1.50 per share.

        Upon completion of the offering, the Company expects to receive proceeds of approximately $216,750 assuming the minimum offering and approximately $765,000 assuming the maximum offering after the deduction of commissions and other expenses of the offering. The Company plans to use proceeds for acquisitions, salaries, consulting fees, hardware and software, marketing, working capital, and other general corporate purposes.